[ADVO, INC. LETTERHEAD]


                         ADVO ANNOUNCES COMPLETION OF THE

                      SALE OF ITS MARKETING FORCE SUBSIDIARY


         Windsor, CT - March 5, 1996 - ADVO, Inc. (NYSE:AD) announced today that it has sold its Marketing Force subsidiary in an asset sale to The SPAR Group. ADVO had previously announced the discontinuance of Marketing Force for accounting purposes. The determination of whether any adjustment is required to the estimated Loss on Disposal of Discontinued Operations filed with ADVO's first quarter 10-Q, will be determined prior to the filing of ADVO's second quarter 10-Q in May.

         The SPAR Group, a privately held marketing services company headquartered in Tarrytown, New York, will combine its operations with Marketing Force's. Bob Brown, CEO of SPAR, said, "The joining of these two major marketing service companies will allow for enhanced client services, improved field execution, and efficiency that will benefit clients and retailers alike."

         Robert Kamerschen, CEO of ADVO, agreed that, "This is a matching of complementary skills that will put the excellent Marketing Force organization on the path that we had originally envisioned for it. ADVO will now focus on the growth and strengthening of its core business."

         ADVO is the nation's largest full-service direct marketing services company with annual revenues in excess of $1 billion. ADVO specializes in shared and solo direct mail services, to provide customized Microtargeting (Registered) solutions for its clients' needs. The Company's Mailbox Values (Registered) branded shared mail program is distributed nationally to over 61 million households weekly. ADVO also offers limited transportation services. It has 20 production facilities and 70 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, CT 06095.



         Contact:

         David M. Stigler              Lowell W. Robinson
         Senior Vice President         Executive Vice President &
         ADVO, Inc.                      Chief Financial Officer
         (860) 285-6120                ADVO, Inc.
                                       (860) 285-6101